AMENDMENT TO
                                RIGHTS AGREEMENT


                  AMENDMENT (the "Amendment"), dated as of May 7, 2004, to the Rights Agreement, dated as of July 12, 1996 (the "Rights Agreement"), between ConAgra Foods, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank, National Association, as Rights Agent (the "Rights Agent").

                                    RECITALS

                  WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, from time to time the Company may, and the Rights Agent shall if the Company so directs, from time to time supplement and amend the Rights Agreement.

                  WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company desires to evidence such amendment in writing.

                  WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company have been in all respects duly authorized by the Company.

                  Accordingly, the parties agree as follows:

     A. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and supplemented by deleting "(i) the close of business on July 12, 2006 (the "Final Expiration Date")" and replacing it with the following:

     "(i) the close of business on May 14, 2004 (the "Final Expiration Date")"

     B. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     C. Miscellaneous. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.



CONAGRA FOODS, INC.                      WELLS FARGO BANK, NATIONAL ASSOCIATION


By:   /s/ J.P. O'Donnell                 By:  /s/ Kenneth P Swanson
   ------------------------------           ------------------------------
   Name:  J.P. O'Donnell                    Name:  Kenneth P Swanson
   Title: Executive Vice President          Title: Vice President